UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 28, 2013

DIAMONDBACK ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-35700 (Commission File Number)	45-4502447 (I.R.S. Employer Identification Number)
500 West Texas Suite 1225 Midland, Texas (Address of principal executive offices)		79701 (Zip code)
(432) 221-7400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On August 28, 2013, we entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with IBEX Mineral Resources, LLC and Beehive Partners, LLC to purchase mineral rights underlying approximately 15,000 gross (12,500 net) acres in Midland County, Texas in the Permian Basin for a purchase price of $440.0 million, subject to certain adjustments. We are the operator of almost half of the acreage on which these mineral rights are located. The acquisition remains subject to completion of due diligence and satisfaction of other closing conditions. Assuming all closing conditions are satisfied or waived, we expect to close this acquisition by the end of September 2013.

The preceding summary of the Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 3, 2013, we issued a press release announcing the signing of the Purchase Agreement and providing an operational update. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit
2.1 #	Purchase and Sale Agreement, dated August 28, 2013, by and between IBEX Mineral Resources, LLC and Beehive Partners, LLC, together, as seller, and Diamondback E&P LLC, as buyer.

99.1	Press release dated September 3, 2013 entitled “Diamondback Energy to Acquire Mineral Interests in Midland County - Provides Operational Update.”

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The schedules (or similar attachments) referenced in this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule (or similar attachment) will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIAMONDBACK ENERGY, INC.

Date:	September 4, 2013	By:	/s/ Teresa L. Dick
Teresa L. Dick
Senior Vice President and Chief Financial Officer

Exhibit Index

Number	Exhibit
2.1 #	Purchase and Sale Agreement, dated August 28, 2013, by and between IBEX Mineral Resources, LLC and Beehive Partners, LLC, together, as seller, and Diamondback E&P LLC, as buyer.

99.1	Press release dated September 3, 2013 entitled “Diamondback Energy to Acquire Mineral Interests in Midland County - Provides Operational Update.”

#
The schedules (or similar attachments) referenced in this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule (or similar attachment) will be furnished supplementally to the Securities and Exchange Commission upon request.

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